Exhibit 99.4

Preliminary Second Quarter 2020 Estimated Results

Although our combined financial statements for the three months ended June 28, 2020 are not yet complete, certain preliminary estimated financial information is available and is shown in estimated ranges in the table below.

Preliminary Combined Statements of Income Data (Estimated)

	Estimated Range
	Three Months Ended June 28, 2020
	Low	High
(in millions of dollars, unaudited)
Revenues	$160.0	$170.0

Preliminary Combined Balance Sheet Data (Estimated)

As of June 28, 2020
(in millions of dollars, unaudited)
Cash and cash equivalents	$35.0

Megawatts (MW) Deployed (Estimated)

	Estimated Range
	Three Months Ended June 28, 2020
	Low	High
(in MW)
MW Deployed	415	435

The midpoint of our revenue range for the three months ended June 28, 2020 would represent a decline of approximately 40% and 25% compared to our revenue during the three months ended June 30, 2019 and March 29, 2020, respectively, primarily due to a decline in demand for our solar products in light of the global economic slowdown caused by the COVID-19 pandemic, notably in the United States, Japan and Southeast Asia, combined with lower sales backlog to execute on in our power plant markets. We expect that our Adjusted EBITDA for the three months ended June 28, 2020 compared to the three months ended June 30, 2019 as well as the three months ended March 29, 2020 will decline approximately proportionately, although it may be further negatively impacted by excess capacity costs attributable to the idling of our manufacturing facilities, which was partially offset by cost-cutting measures implemented in recognition of reduced demand due to the pandemic.

We have provided ranges for our preliminary results described above because our financial closing procedures for the quarter ended June 28, 2020 are not yet complete. The preliminary estimated information set forth above does not represent a comprehensive statement of our results of operations or financial condition as of or for the quarter ended June 28, 2020. Our results of operations and financial condition as of and for the quarter ended June 28, 2020 may vary from our current expectations and may be different from the information described above as our quarterly financial statement preparation process is not yet complete and additional developments and adjustments may arise between now and the time the financial information for this period is finalized. In addition, these preliminary estimates are not necessarily indicative of the results to be achieved for the remainder of 2020 or in any future period. There can be no assurance that these estimates will be realized, and estimates are subject to risks and uncertainties, many of which are not within our control. Accordingly, you should not place undue reliance on the preliminary estimated financial information.

The preliminary estimated financial data has been prepared by, and is the responsibility of, our management. Ernst & Young LLP has not audited, reviewed, compiled, or applied agreed-upon procedures with respect to the preliminary financial data. Accordingly, Ernst & Young LLP does not express an opinion or any other form of assurance with respect thereto